Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is executed and entered into effective as of January 26, 2011 by and among Avi Koschitzki (“Avi”), Brenda Koschitzki, The Avi Koschitzki 2010 Trust and The Koschitzki Children’s Trust (collectively with Avi, the “Xsovt Members”), and RxBids, a Nevada corporation (the “Company,” and together with the other parties hereto, the “Parties”).

WHEREAS, the Xsovt Members are all of the members and collectively hold 100% of the equity interests in Xsovt, LLC, a New York limited liability company (“Xsovt”);

WHEREAS, pursuant to an integrated series of transactions of which this Agreement is a part: (i) Avi has acquired voting control of the Company via securities purchase with the controlling affiliate of the Company; (ii) Xsovt will, by virtue of the transactions contemplated by this Agreement, become a wholly owned subsidiary of the Company, and (iii) as a result of the foregoing and certain other related transactions, the Xsovt Members, together with certain investors in a newly designated Series A Preferred Stock of the Company and certain other founders of Xsovt will purchase, acquire and/or control approximately 98% of the capital stock and/or voting power of the Company on a fully diluted basis, after giving effect to a reverse stock split of the capital stock of the Company to be undertaken following the date hereof and as part of such integrated series of transactions (collectively, the “Transaction”); and

WHEREAS, in order to effect the Transaction, the Parties hereto desire to exchange certain ownership interests as set forth in this Agreement (the “Exchange”).

NOW THEREFORE, in consideration of their respective participations in the Transaction and the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
 REPRESENTATIONS, COVENANTS, AND WARRANTIES

Each Party hereby represents and warrants to the other Parties as follows:

Section 1.01     Organization.  Each Party hereto is either a natural person or is an entity duly organized, validly existing and (for entities other than trusts) is in good standing under the laws of the state of its formation.

Section 1.02     Authority.  Each Party has all requisite power and authority to execute, deliver and perform this Agreement and any other agreements, certificates and instruments to be executed by such Party in connection with this Agreement or pursuant to the Transaction (the “Ancillary Documents”).  The execution, delivery and performance by of this Agreement and the Ancillary Documents has been duly authorized by all necessary action on the part of each Party.  This Agreement and the Ancillary Documents have been duly executed and delivered by each Party and constitute the legal, valid and binding agreements of such Party, enforceable against in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar law affecting the enforcement of creditors’ rights generally and subject to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 1.03     No Conflict With Other Instruments.  The execution of this Agreement and the Ancillary Documents and the consummation of the Transaction will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which a Party is a party.

Section 1.04     Indemnification.  Each Party hereby agrees to indemnify each other Party and each of their respective officers, attorneys, agents and directors as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (as used in this paragraph alone, a “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and the consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing Date.

ARTICLE II
PLAN OF EXCHANGE AND RELATED AGREEMENTS

Section 2.01     The Closing.

(a)           The closing (the “Closing”) of the Exchange will occur at the offices of Ellenoff Grossman & Schole LLP, located at 150 East 42nd Street, New York, New York 10017 on the date of this Agreement (the “Closing Date”).  The Closing may be undertaken remotely by delivery of facsimile, email or .pdf signatures of all documents required to consummate the Exchange.

(b)           On the Date of Issuance (as defined below), the Company shall issue:

(i)           3,500 shares of a newly designated Series B Convertible Preferred Stock of the Company (carrying the rights, preferences and privileges set forth in the Certificate of Designations attached hereto as Exhibit A) to The Avi Koschitzki 2010 Trust;

(ii)           4,333,762 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) to Brenda Koschitzki;

(iii)           10,110,943 shares of Common Stock to Avi;

(iv)           4,333,762 shares of Common Stock to The Koschitzki Children’s Trust; and

(v)           Cash consideration in the amount of $250,000 to Avi in consideration of the Exchange.

(c)           Forty-five calendar days following the Closing, the Company shall pay additional cash consideration in the amount of $50,000 to Avi in consideration of the Exchange.

(d)           Ninety calendar days following the Closing, the Company shall pay additional cash consideration in the amount of $50,000 to Avi in consideration of the Exchange.

Section 2.02     Closing Events.  On the Closing Date, the Parties shall execute, acknowledge and deliver (or shall, as the case may be, cause the applicable Parties to execute, acknowledge and deliver), any and all certificates, opinions, financial statements, schedules, agreements, releases, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to fully effectuate or evidence the transactions contemplated hereby.

Section 2.03     Shares Issued Post-Reverse.  It is acknowledged and agreed that the transactions contemplated hereby (including the Exchange and the transfer of the business of Xsovt to the Company) shall be deemed to have occurred on the Closing Date; provided, however, that the shares of Common Stock to be issued and transferred as contemplated hereby shall take place on the date (the “Date of Issuance”) immediately following the contemplated 1 for 12 reverse stock split of the Company to be undertaken following the Closing.

ARTICLE III
MISCELLANEOUS

Section 3.01     Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of New York, without regards to conflicts of laws principals.  The Federal and State Courts of New York in the County of New York shall serve as the exclusive venue for any case or controversy arising out of this Agreement or the Transaction.

Section 3.02     Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, Xsovt, Avi, Brenda Koschitzki, The Avi Koschitzki 2010 Trust, or The Koschitzki Children’s Trust:	Xsovt Brands, Inc. 18-B Neal Court Oceanside, NY 11572 Attention: Avi Koschitzki Fax: (516) 765-2682

With copies to:	Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 Attn: Lawrence A. Rosenbloom, Esq. Fax: (212) 370-7889

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section 3.03     Recitals.  The Parties agree that the recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 3.04     Expenses.  Each Party shall bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or the Transaction.

Section 3.05     Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the Transaction for a period of one (1) year.

Section 3.06     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.  In the event that any counterpart signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

Section 3.07     Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  This Agreement may only be amended by a writing signed by all Parties hereto.

Section 3.08     Best Efforts.  Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transaction shall be consummated as soon as practicable.  Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Transaction.

Section 3.09     Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Parties will be entitled to specific performance of their respective obligations hereunder.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 3.10     Construction.  The Parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of Agreements or any amendments hereto or the transactions contemplated hereby.

Section 3.11     Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 3.12     Exculpation of Mack Bradley.  The Parties hereby agree that Mack Bradley (“Bradley”) will not be personally liable to any Party or to any third party for any actions undertaken by Bradley as an officer or director of the Company in approving or facilitating the transactions contemplated by this Agreement.  The Parties specifically acknowledge and agree that Bradley shall be a third party beneficiary of the agreement of the Parties set forth in this Section 3.12.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Securities Exchange Agreement to be executed as of the date first-above written.

/s/ Avi Koschitzki
Avi Koschitzki

/s/ Brenda Koschitzki
Brenda Koschitzki

THE AVI KOSCHITZKI 2010 TRUST

By:	/s/ Avi Koschitzki
Avi Koschitzki, Trustee

THE KOSCHITZKI CHILDREN’S TRUST

By:	/s/ Avi Koschitzki
Avi Koschitzki, Trustee

RXBIDS

By:	/s/ Avi Koschitzki
Name: Avi Koschitzki
Title: President and Chief Executive Officer

Exhibit A

Certificate of Designations of Series B Convertible Preferred Stock of the Company

[attached hereto]